Exhibit 10.8

March 13, 2016

Mr. John Sharp, CPA

329 7th Street

Del Mar, CA 92014

Dear John,

I am excited to offer you the position of Chief Financial Officer of PhaseBio Pharmaceuticals, Inc. (the “Company”). This offer is contingent upon successful completion of the hiring process, including but not limited to reference checks and final approval by the Compensation Committee of the Board of Directors, which must approve the compensation for officers.

As you know, we are impressed by your skills and are looking forward to working with you. The compensation package for the position includes:

●	Annual salary of $300,000, payable in accordance with the Company’s standard payroll practices.
●	Eligibility to receive an annual bonus in an amount up to 30% of your base salary based on the Company’s assessment of your individual performance and overall Company performance. In order to earn and receive a bonus, you must remain employed by the Company through and including the bonus payment date, which will be on or before March 15 of the year following the year for which it is paid. The determination of whether a bonus is warranted and the amount thereof shall be determined by the Company in its sole and absolute discretion.
●	Subject to approval by the Board, you will be granted an option to purchase shares of PhaseBio Pharmaceuticals, Inc., common stock of one million, five hundred thousand (1,500,000) shares of the Company’s common stock at an exercise price equal to the fair market value of the stock at the date of grant. The option with respect to shares equals approximately 1.27% of the outstanding shares and will vest 25% after one year of employment, with the balance vesting monthly over the subsequent three (3) years, so long as you continue to be employed by PhaseBio on each applicable vesting date.
●	Participation in the Company’s Change in Control Plan which specifies in the event of change in control and if the acquiring company does not offer you a comparable position, an acceleration of options, salary, bonus and benefits for a period of one (1) year. Specifics of the plan can be provided to you.
●	Eligibility to participate on the same basis as similarly situated employees in the Company’s benefit plans in effect from time to time during your employment. Below is a description of the Company’s current benefits:
°	Health, prescription and vision Insurance with Independence Blue

Cross (as approved by the carrier), effective on the date of employment; employees currently contribute 20% for employee coverage, and 20% for coverage for eligible dependents on a pre-tax basis for the PPO. Employees contribute 15% for the HMO.
°	Dental insurance; employees currently contribute 20% for employee coverage, and 20% for coverage for eligible dependents
°	Long-term disability and life insurance (effective 30 days after date of employment); currently this is paid entirely by the Company (employee only)
°	Eligibility to participate in the PhaseBio non-matched 401(k) Plan
●	Twenty (20) days paid vacation (prorated for employment of less than 1 year), nine (9) specified company holidays, three (3) floating holidays per calendar year and two (2) personal days.
●	Sick leave of up to forty (40) hours/five (5) days per calendar year, (prorated for employment of less than 1 year)

All matters of eligibility for coverage or benefits under any benefit plan shall be determined in accordance with the provisions of such plan. The Company reserves the right to change, alter, or terminate any benefit plan in its sole discretion.

Your employment with PhaseBio Pharmaceuticals, Inc. will begin on or before April 18, 2016 based on mutual agreement of your start date. Your principal place of employment will be located in San Diego, CA however you will be expected to spend at least five (5) working days per month at the company’s offices in Malvern, PA. As a full-time, salaried, exempt employee you will be expected to work the Company’s normal business hours and additional hours as required by your job duties. Your employment is subject to the Company’s personnel policies and procedures as they may be interpreted, adopted, revised or deleted from time to time in the Company’s sole discretion.

On your first day of employment, please provide appropriate documentation for the completion of your new hire forms, including proof that you are presently eligible to work in the United States for 1-9 purposes. As required by law, we must have the appropriate documentation within 3 days of hire in accordance with the terms of the Immigration Reform and Control Act.

This offer of employment is contingent upon you signing and abiding by the PhaseBio Confidentiality/Non-Compete Agreement, which will be modified to limit the non-competition covenant to the extent required by Pennsylvania law (the “Confidentiality Agreement”).

By signing this letter you are representing that you have full authority to accept this position and perform the duties of the position without conflict with any other obligations and that you are not involved in any situation that might create, or appear to create, a conflict of interest with respect to your loyalty to or duties for the Company. You specifically warrant that you are not subject to an employment agreement or restrictive covenant preventing full performance of your duties to the Company. You agree not to bring to the Company or use in the performance of your responsibilities at the Company any materials or documents of a former employer that are not generally available to the public, unless you have obtained express written authorization from the former employer for their possession and use. You also agree to honor all obligations to former employers during your employment with the Company.

Employment with PhaseBio is at-will and either party can terminate the relationship at any time with or without cause and with or without written notice. You acknowledge that this offer letter, together with the Confidentiality Agreement, represents the entire agreement between you and PhaseBio Pharmaceuticals, Inc. and that no verbal or written agreements, promises or representations that are not specifically stated in this offer, are or will be binding upon PhaseBio Pharmaceuticals. No term or provision of this letter may be amended waived, released, discharged or modified except in writing, signed by you and an authorized officer of the Company, except that the Company may, in its sole discretion, adjust salaries, incentive compensation, stock plans, benefits, job titles, locations, duties, responsibilities, and reporting relationships.

To indicate your acceptance of this offer, please sign below and return to me, along with the signed Confidentiality Agreement. This offer is in effect through Wednesday, March 16, 2016. We look forward to having your join our company, and we know that you will be an excellent addition to our team.

Best regards,

/s/ Jonathan P. Mow

Jonathan P. Mow Chief Executive Officer

Signed:	/s/ John P. Sharp

By:	John P. Sharp, CPA

Date:	March 16, 2016

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